Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205882

Supplement No. 1 to Prospectus Supplement Dated September 1, 2015

Dated: March 1, 2017

STATE OF ISRAEL

SAVINGS BONDS (SEVENTH SERIES)

Effective as of March 1, 2017, the aggregate principal amount of the Savings Bonds (Seventh Series) offered under this prospectus has been increased to $130,000,000.

Assuming that we sell all of the bonds at the current offering price, we will receive $122,135,000 of the proceeds from the sale of the bonds, after paying the underwriters’ commission which will not exceed $7,800,000 and before expenses estimated at $65,000.